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                                                                    EXHIBIT 99.2

                               POLYONE CORPORATION
                SUPPLEMENTAL INFORMATION FOR FOURTH QUARTER 2003
                            ISSUED: FEBRUARY 4, 2004

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In this release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance or results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to restructuring programs, including cost reduction and employee productivity goals; (2) a delay or inability to achieve targeted debt level reductions through divestitures or other means; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company's markets;
(5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services within the Company's various businesses; (12) the possibility of further goodwill impairment; (13) an inability to maintain any required licenses or permits; (14) an inability to comply with any environmental laws and regulations; (15) an inability or delay beyond December 31, 2004, in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms; (16) an inability to access the receivables sale facility as a result of breaching covenants; (17) any poor performance of our pension plan assets and any obligation on our part to fund our pension plan;
(18) any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;
(19) an inability to achieve anticipated earnings

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performance due to the divestment of a non-core business prior to March 31,
2004; and (20) an inability to raise prices or sustain price increases for products.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #20404)

PRESENTATION OF FINANCIAL INFORMATION

Below is supplementary commentary to the consolidated and business segment operating results for the three-month and twelve-month periods ended December 31, 2003 and 2002, respectively, released on February 4, 2004. As of December 31, 2003, PolyOne's Elastomers and Performance Additives (E&PA), Specialty Resins and Engineered Films business operations qualified for accounting as discontinued operations. The three non-core business operations are expected to be sold in 2004. PolyOne's Italian operating subsidiary, So.F.teR S.p.A. (Softer), was sold in December 2002. All historical financial information for these business operations has been restated as discontinued operations. Accordingly, the revenues, costs and expenses, assets and liabilities, and cash flows of the business units reported as discontinued operations have been segregated in the information presented herein.

In restating the operating results of the discontinued operations, previously allocated estimated indirect costs expected to be retained upon disposal of the business operations have been included in the continuing businesses operating results. The estimated indirect costs of the E&PA, Specialty Resins and Engineered Films business operations have been allocated to the continuing business segments as follows: Performance Plastics 40%; Distribution 12% and Other/Corporate 48%. PolyOne continues to take appropriate actions to reduce overhead costs in line with the targets management has set for its ongoing core business operations.

This supplementary commentary includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating income (loss) before special items, net income (loss) before special items, net income (loss) per share before special items, EBITDA and Commercial Working Capital. The most directly comparable GAAP financial measures are operating income (loss), net income (loss), net income (loss) per share, net cash provided (used) by operating activities for continuing operations and working capital.

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When PolyOne's chief operating decision makers review consolidated and segment results, special items are excluded from operating income, net income and net income per share to enhance understanding of current profitability levels and how current levels may serve as a base for future performance. PolyOne's chief operating decision makers also use these non-GAAP financial measures for decisions regarding allocation of resources. In addition, operating income before special items is a component of the PolyOne Annual Incentive Plan at the corporate and business segment levels. PolyOne is providing these non-GAAP financial measures because it believes that they provide investors a top-level management view of the Company's financial performance and enhance investor understanding of current profitability levels and their potential future implications.

Special items during 2003 and 2002 include charges related to restructuring activities such as employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs, asset impairments, gains and losses on divestiture of equity investments, adjustments to reflect a tax benefit on domestic operating losses and deferred tax valuation allowances on domestic operating losses.

EBITDA (earnings before interest, taxes, depreciation and amortization) is used by senior management as a cash flow metric. PolyOne is providing EBITDA because it believes that EBITDA is a useful cash flow metric, both at the consolidated and business segment levels, to assess liquidity and operating cash flow available for working capital, investing activities, financing activities and other spending, such as restructuring. Additionally, EBITDA, adjusted for the differences between equity investment earnings and distributions and for timing differences associated with restructuring charges between the period that the charge was incurred and the period when cash outlays are made, is an element used by the Company to calculate compliance with borrowing facility covenant tests as defined in the agreements governing our borrowing facilities, such as borrowed debt-to-EBITDA and EBITDA to cash interest expense.

Commercial Working Capital (accounts receivable before receivables sold plus FIFO inventories minus accounts payable) is used by senior management to support its cash management activities and is a component of the PolyOne Annual Incentive Plan at the corporate and business segment levels. PolyOne is providing Commercial Working Capital (CWC) because it believes it is a useful metric because it focuses on that portion of GAAP working capital that would be expected to impact liquidity as changes in sales levels occur. CWC may not be a comparable metric to that used by other companies.

Tables are included later in this supplementary commentary that reconcile each non-GAAP measure discussed above to the most directly comparable GAAP financial measure and provide detail on special items.

ECONOMIC ENVIRONMENT

For the U.S economy, the Economic Index of U.S. Industrial Production Manufacturing (Excluding Selected High Technology Industries) increased in the fourth quarter of 2003 at an annual rate of 4.9% versus the third quarter of 2003 and by 2.4% compared to the 2002 fourth

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quarter. For the year, this index decreased by 1% compared to 2002. Per the
January 2004 Consensus Forecasts, Europe's 2003 fourth quarter GDP growth was ..7% versus .3% in third quarter of 2003. Europe's annual GDP growth in the year 2003 was a modest .5% versus the year 2002. In Asia, the 2003 annual GDP growth was 3.5% over 2002.

TOTAL COMPANY RESULTS - 4Q03 VERSUS 4Q02

Fourth quarter 2003 sales from continuing operations of $474.0 million were $28.4 million, or 6%, above fourth quarter 2002. Both the Performance Plastics and Distribution business segments reported sales increases in the fourth quarter of 2003 compared to the same period a year ago. Within the Performance Plastics business segment, the International Plastic Compounds and Colors (PC&C) product group realized a 31% sales increase in the fourth quarter of 2003 compared to the fourth quarter of 2002, which included the favorable effects of the December 2002 Transcolor acquisition and currency translation. Compared to the fourth quarter of 2002, sales within International PC&C increased from the Transcolor acquisition by $10.9 million and from currency translation by $12.5 million.

PolyOne reported an operating loss from continuing operations of $7.9 million for the fourth quarter of 2003, or a reduction in loss of $9.4 million compared to the same period last year. The fourth quarter's operating loss included special charges of $17.5 million in 2003. The special charges impacting the operating loss in 2003 were for restructuring initiatives and non-cash impairment charges related to certain assets. The fourth quarter 2002 special charges totaling $4.1 million were largely associated with the divestment of Techmer PM, LLC, an equity investment. In addition to previously announced restructuring initiatives, the 2003 fourth quarter special items reflected the decision to reduce approximately 200 positions, largely in administrative roles. The 2003 fourth quarter $22.8 million increase in operating income before special items resulted from earnings improvements at each business segment, most significantly from Performance Plastics at $14.3 million. The primary drivers of the improved earnings were increased sales and lower costs resulting from ongoing restructuring initiatives. Contributing to the 2003 increase in operating income before special items was favorable currency translation of approximately $0.8 million and a reduction of $2.0 million in the retained indirect cost previously associated with the discontinued operations.

Interest expense in the fourth quarter of 2003 of $17.6 million increased $6.6 million compared to the same quarter in 2002. The higher 2003 interest expense was primarily due to the issuance of $300 million of 10.625 percent senior unsecured notes during the second quarter of 2003. In the fourth quarter of 2003, other expense, net, which includes finance costs associated with the receivables sale facility, foreign currency gains and losses and other miscellaneous expenses, totaled $3.6 million, a decrease of $1.5 million over the same period in 2002. The decrease was primarily due to a $0.3 million of income recognized in 2003 for the sale of marketable securities and expense of $0.8 million recognized in 2002 for the impairment of the marketable securities.

Despite a 2003 fourth quarter consolidated pre-tax loss from continuing operations of $28.8 million, income tax expense of $1.1 million was recorded. The income tax expense was related to foreign earnings. No tax benefit has been recorded on 2003 domestic losses.

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The 2003 fourth quarter after-tax loss from discontinued operations totaled
$152.7 million. Included in this loss is an income tax provision of $1.1 million, a $130.5 million pretax charge for impairment of net assets held for sale and a $21.5 million pretax charge for employee separation and plant phase-out costs primarily related to the closures of the Burlington, New Jersey, Wynne, Arkansas, and DeForest, Wisconsin plants. The 2002 fourth quarter after-tax income from discontinued operations was $2.1 million. Included in this income is an income tax provision of $1.7 million and a $0.2 million pretax charge for employee separation and plant phase-out costs. The fourth quarter 2003 sales of the E&PA, Specialty Resins and Engineered Films businesses included in discontinued operations totaled $134.8 million, which was flat with the 2002 fourth quarter sales of such business operations.

The fourth quarter 2003 net loss was $182.6 million versus a net loss of $17.5 million in the fourth quarter of 2002. The 2003 loss included special charges before taxes of $169.5 million ($175.9 million after tax effects of $6.4 million) compared to 2002 special charges before taxes of $5.1 million ($3.1 million after tax effects of a $2.0 million benefit)

COMMENTARY ON BUSINESS SEGMENT OPERATING RESULTS 4Q03 VERSUS 4Q02

See Exhibit 2 for business segment information referred to in the commentary below.

PERFORMANCE PLASTICS had fourth quarter 2003 sales of $372.9 million, an increase of $29.6 million, or 9%, versus the fourth quarter 2002. PolyOne's acquisition of Transcolor at the end of 2003 added $10.9 million of sales and favorable currency exchange rates added $12.5 million of sales. A breakdown of the 2003 fourth quarter segment sales, by primary product group, is as follows:

                      PERFORMANCE PLASTICS SALES AND VOLUME

                                      Three Months Ended December 31,
                                              2003 vs. 2002
                                    ---------------------------------
                                      2003
                                    Sales %    Sales $   Shipment Lbs.
                                    of Total   % Change    % Change
                                    --------   --------  -------------
North American:
        Vinyl Compounds                 41%         5%          4%
        Colors and Additives            11%        -3%          5%
        Engineered Materials             9%         9%          5%
International PC&C                      29%        31%         18%
Formulators                             10%       -10%        -11%
                                    ------     ------    --------
   Performance Plastics                100%         9%          5%

North American Vinyl Compound sales volumes were up from stronger demand in the Wire and Cable, Pipe Fittings and Custom Molding markets. Sales were also positively impacted by selling price increases implemented to recover raw material cost increases. Colors and Additives sales volumes were up from success in OEM programs developed for the Packaging market and higher levels of customer demand in General Purpose Color. Lower Colors and Additives

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revenues resulted from a change in product mix, as we saw relatively lower volumes in some higher-priced specialty film applications. Engineered Materials volume and sales were up from stronger demand in the Automotive and Wire & Cable markets. In addition to the positive impact on sales of the Transcolor acquisition and currency exchange rates, same-store International PC&C volume increases were seen in both Asia and Europe, with the main driver being stronger demand in Color and Engineered Materials in Europe. Contributing to the Formulators volume and sales declines were a key customer having lost share in its end market and the result of the contribution of the former Urethanes product line to the 50% BayOne equity joint venture formed in June 2003 for which PolyOne no longer separately reports sales.

Operating income before special items for the Performance Plastics segment in the fourth quarter of 2003 was $6.4 million, an increase of $14.3 million from the $7.9 million comparable loss posted in the fourth quarter of 2002. The increase in operating income before special items was driven by the increased sales volumes, lower costs from manufacturing, selling and administrative restructuring initiatives, and the Transcolor acquisition. Higher raw material costs were partially offset by higher selling prices.

DISTRIBUTION sales in the fourth quarter of 2003 were $132.0 million, an increase of $6.1 million, or 5%, versus the fourth quarter of 2002. Sales volumes were up 1% from the fourth quarter of 2002. Volume in the United States and Canada was up 6% from stronger demand in engineering resins and PolyOne-produced vinyl compounds. Mexico volume was down by nearly 60% due to a decision to exit a portion of the business and export from the U.S.

Operating income before special items in the fourth quarter of 2003 for the Distribution segment was $2.4 million, an increase of $4.2 million from the $1.8 million comparable loss posted in the fourth quarter of 2002. The increase in operating income before special items was driven by higher sales volumes combined with lower overhead costs in the United States and Canada, as well as a substantial reduction in losses associated with the Mexican Distribution operation.

R&I operating income before special items, consisting of equity income from joint ventures net of allocated overhead support cost and costs associated with past operations was $5.0 million for the fourth quarter of 2003, or $1.3 million above the fourth quarter of 2002. PolyOne's share of equity earnings in the fourth quarter of 2003 compared to the same quarter in 2002 increased from OxyVinyls by $1.6 million. SunBelt earnings were also slightly higher.

OxyVinyls fourth quarter earnings in 2003 versus 2002 benefited from higher industry PVC resin margins of approximately 1.0 cent per pound partially offset by higher energy costs of approximately $0.50 per million BTU's. The higher 2003 industry PVC resin margins are due to increased average industry PVC resin selling prices of approximately 3.5 cents per pound which more then offset higher average industry ethylene cost of approximately 4.0 cents per pound and higher chlorine cost of approximately $10 per ton.

OTHER consists primarily of corporate governance costs that are not allocated to business segments, inter-segment profit elimination and approximately one-half the indirect costs previously associated with the discontinued operations. The operating loss before special items from "Other" was $4.2 million in the fourth quarter of 2003 compared to an operating loss before

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special items of $7.2 million in the same quarter of 2002. Included in the 2003 decrease was $0.9 million, which resulted from lower indirect costs previously attributed to the discontinued operations.

TOTAL COMPANY RESULTS - 4Q03 VERSUS 3Q03

Fourth quarter 2003 sales from continuing operations of $474.0 million were $19.3 million, or 4%, lower than third quarter of 2003. Shipment volume was down only 2%. Despite the sequential decline, which is typical due to a seasonal slowdown before the Thanksgiving and Christmas holidays, daily shipment rates remained seasonally strong, carrying good momentum into 2004. Below is a table summarizing the sales and shipped pounds changes, for the fourth quarter 2003 versus third quarter 2003, by business segment and major product group within the Performance Plastics business segment.

                                                      4Q03 versus 3Q03
                                               -----------------------------
                                               Sales $%        Shipment Lbs.
                                                Change           % Change
                                               --------        -------------
Performance Plastics:
      North American Plastic :
         Vinyl Compounds                          -8%               -7%
         Colors and Additives                     -9%               -4%
         Engineered Materials                      8%               15%
      International PC&C                           0%               -9%
      Formulators                                -14%              -12%
                                               -----           -------
  Total Performance Plastics                      -5%               -4%
Distribution                                       3%                3%
                                               -----           -------
      Total                                       -4%               -2%

North American Vinyl Compound sales volume declines were primarily due to normal seasonal slowness in the fourth quarter as compared with the third quarter, combined with softness in construction-related markets. Shipments into the Fittings market, however, were up due to general strength in that market, offsetting some of the usual seasonal slowness. Lower Colors and Additives sales resulted from seasonal declines in Packaging, Custom Molding and Film, partially offset by higher Wire & Cable volumes. This shift in product mix also negatively impacted average selling price (hence, sales declined 9% while pounds shipped declined 4%) because Wire & Cable products generally carry lower average selling prices than Packaging, Custom Molding and Film products. Engineered Materials shipment volumes and sales were up from strong demand in the Automotive and Wire & Cable markets. International PC&C shipments were down due to seasonality in our artificial surface materials business combined with customer holiday shutdowns in Europe. Europe Color and Asian shipment volumes were essentially flat. Favorable currency exchange rates increased sales by $4.7 million, helping to hold sales levels flat with the third quarter. Formulators shipments and sales declines were the result of normal seasonal slowdowns, primarily at automotive. Distribution sales were up 5% in the United States and Canada from stronger demand in commodity resin sales, offsetting the typical seasonal decline generally seen in the fourth quarter. Sales in Mexico were down by over 40% due to a decision to exit a portion of the business and export from the U.S.

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PolyOne had an operating loss from continuing operations of $7.9 million for the fourth quarter of 2003 compared to operating income of $6.7 million in the third quarter of 2003. The special items included in operating income/loss were $17.5 million in the 2003 fourth quarter and $8.9 million in the 2003 third quarter. The special items impacting operating income in both quarters largely consisted of restructuring costs plus certain asset impairments in the 2003 fourth quarter. The 2003 fourth quarter $6.0 million decline over the previous quarter in operating income before special items was primarily the result of a $6.3 million decrease in the Performance Plastics segment and a $2.5 million decrease in the Resin & Intermediates segment partially offset by reduced cost in the corporate/other segment. The lower Performance Plastics operating earnings are primarily due to lower sales. A one-cent per pound decline in the U.S. industry average PVC selling price, coupled with tight spending controls and plant shutdowns for the holidays, helped mitigate the decline in operating income before special items. The lower earnings in the R&I segment were driven by lower SunBelt earnings of $0.9 million and lower OxyVinyls earnings of $0.7 million. The lower fourth quarter corporate/other cost is largely due to a reduction in pension expense in the fourth quarter. The fourth quarter inter-segment elimination of profit in inventory was $0.8 million greater than the third quarter 2003.

The 2003 fourth quarter after-tax loss from discontinued operations totaled $152.7 million. Included in this loss is an income tax provision of $1.1 million, a $130.5 million pretax charge for impairment of net assets held for sale and a $21.5 million pretax charge for employee separation and plant phase-out costs primarily related to the closures of the Burlington, New Jersey, Wynne, Arkansas, and DeForest, Wisconsin plants. The 2003 third quarter after-tax loss from discontinued operations was $1.8 million. Included in this loss is an income tax provision of $1.4 million and a $0.5 million pretax charge for employee separation and plant phase-out costs. The fourth quarter 2003 sales of the E&PA, Specialty Resins and Engineered Films businesses included in discontinued operations totaled $134.8 million compared with $137.0 million in the third quarter of 2003 for such business operations.

The fourth quarter 2003 net loss was $182.6 million versus a net loss of $43.2 million in the third quarter of 2003. The fourth quarter 2003 loss included special charges before taxes of $169.5 million ($175.9 million after tax effects of $6.4 million) compared to third quarter 2003 special charges before taxes of $9.4 million ($39.4 million after tax effects of $30.0 million).

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TOTAL COMPANY RESULTS - YEAR 2003 VERSUS 2002

For the year ended December 31, 2003, sales from continuing operations were $1,964.5 million, which was $73.0 million, or 4%, above 2002. Below is a table summarizing the sales breakdown and the sales and pounds shipped changes for 2003 as compared to 2002 by business segment and major product group within the Performance Plastics business segment.

                                                                 Year Ended December 31,
                                                                      2003 vs. 2002
                                                     ------------------------------------------------
                                                       2003
                                                     Sales %           Sales $          Shipment Lbs.
                                                     of Total         % Change            % Change
                                                     --------         --------          -------------
Performance Plastics:
      North American Plastic:
         Vinyl Compounds                                32%               1%                  -3%
         Colors and Additives                            9%              -5%                   -
         Engineered Materials                            7%              -5%                  -9%
      International PC&C                                22%              27%                  16%
      Formulators                                        9%              -4%                  -7%
                                                     -----            -----               ------
  Total Performance Plastics                            79%               5%                  -1%
Distribution                                            27%               2%                  -5%
Other                                                   -6%               -                    -
                                                     -----            -----               ------
      Total                                            100%               4%                  -2%

North American Vinyl Compound shipments declines were primarily the result of slower demand in the Wire & Cable, Custom Profile and Packaging markets. Higher average selling prices, which were the result of efforts to recapture raw material cost increases, helped offset the shipment decline, bringing sales to slightly above 2002 levels. Although Colors and Additives pounds shipped were flat compared to the prior year, sales were lower as a result of a shift in product mix towards more general purpose products. Engineered Materials shipments and sales were down from lower demand in Automotive end-market applications combined with a key customer taking its compounding production back in-house. International PC&C shipments were up due to the Transcolor acquisition and stronger demand in Asia. Favorable currency exchange rates increased sales by $50.7 million, while the Transcolor acquisition also added $45.0 million in revenues. Formulators shipments and sales declines were the result of the contribution of the former Urethanes product line to the 50% BayOne equity joint venture formed in June 2003 for which PolyOne no longer separately reports sales combined with a key customer having lost its share in its end market. Distribution sales were up 6% in the United States and Canada due to stronger demand in engineering resins and PolyOne produced vinyl compounds. Mexico sales and volume was down by approximately 50% due to a decision to exit a portion of the business and export from the U.S.

PolyOne had an operating loss from continuing operations of $4.0 million in 2003 versus operating income of $5.0 million in 2002. These results included special charges for restructuring costs, the impairment of certain assets and losses related to the divesting of equity investment totaling $47.8 million for the year ended December 31, 2003 and $13.4 million for

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the year ended December 31, 2002. Operating income before special items increased $25.4 million in 2003 versus 2002, primarily as a result of increased Resin & Intermediates earnings of $13.4 million, lower corporate/other costs of $7.2 million and increased Distribution segment earnings of $4.2 million. The improvement in the R&I segment resulted from higher SunBelt earnings of $15.0 million that were partially offset by lower OxyVinyls earnings of $2.2 million. For 2003 versus 2002, the average industry selling price for chlorine increased approximately $90 per ton and caustic soda increased approximately $50 per ton. OxyVinyls earnings decreased in 2003 from 2002 primarily due to higher average natural gas costs of approximately $1.90 per million BTU's, which was largely offset by higher chlor-alkali earnings driven the higher industry average selling prices of chlorine and caustic soda. Average industry spreads of PVC selling prices over ethylene and chlorine costs were marginally higher. Contributing to the lower corporate/other costs in 2003 was $4.7 million of lower retained indirect costs previously associated with discontinued operations. Improved 2003 Distribution segment earnings were due to both increased sales and the closure of a significant portion of the Mexico distribution operation. Performance Plastics segment 2003 operating income before special items increased $2.6 million. While overall volume was down 1% from the previous year, favorable currency translation added approximately $5.4 million to earnings. This was partially offset by higher material costs that were not fully recovered by higher selling prices. The margin compression was most severe in the North American Vinyl Compounds product group, particularly in the first half of 2003. Also contributing to improved earnings in the Performance Plastics segment were lower costs as a result of manufacturing, selling and administrative restructuring initiatives.

Interest expense in 2003 of $66.6 million increased $24.2 million compared to 2002. The higher 2003 interest expense primarily is due to the issuance of $300 million of 10.625 percent unsecured senior notes in the second quarter of 2003 and the issuance of $200 million of 8.875 percent unsecured senior notes in the second quarter of 2002.

Other expense, net includes finance costs associated with the receivables sale facility, foreign currency gains and losses and other miscellaneous expenses. In 2003, other expense, net totaled $13.3 million, an increase of $5.3 million over 2002. The increase was primarily due to a $4.9 million increase from the impact of foreign currency losses and an $1.1 million increase in finance costs associated with the receivables sale facility. Also, other expense, net for 2002 included an impairment loss for marketable securities of $0.8 million. The 2003 other expense, net also includes a purchase premium of $0.8 million on the early repurchase and retirement of a portion of the unsecured senior notes that matured in September 2003.

The 2003 income tax expense was $12.3 million on a consolidated pre-tax loss from continuing operations of $83.0 million. The income tax expense was related to foreign earnings. The 2003 tax expense related to continuing operations includes tax expense of $24.0 million related to dividends from foreign subsidiaries and a $19.7 million tax allowance to reduce the otherwise U.S. net deferred income tax asset resulting from the 2003 operating loss carry-forwards. Excluding the above items, the 2003 effective income tax rate for continuing operations was 37.8%. For 2002, the effective income tax expense rate on comparable income from continuing operations was 43.1%.

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The 2003 after-tax loss from discontinued operations totaled $155.8 million.
Included in this loss is an income tax provision of $1.4 million, a $130.5 million pretax charge for impairment of net assets held for sale and a $30.6 million pretax charge for employee separation and plant phase-out costs primarily related to the closures of the Burlington, New Jersey, Wynne, Arkansas, and DeForest, Wisconsin plants. The 2002 after-tax income from discontinued operations was $20.1 million. Included in this income is an income tax provision of $13.8 million and a $0.6 million pretax charge for employee separation and plant phase-out costs. The 2003 sales of the E&PA, Specialty Resins and Engineered Films businesses included in discontinued operations totaled $571.0 million compared with total 2002 sales from discontinued operations of $606.7 million, which included sales from Softer of $70.0 million.

The 2003 net loss was $251.1 million versus a net loss of $58.9 million in 2002. The 2003 loss included special charges before taxes of $209.1 million ($233.8 million after tax effects of $24.7 million) compared to 2002 special charges before taxes of $14.8 million ($9.3 million after tax effects of a $5.5 million benefit).

Below is a reconciliation of the non-GAAP financial measures that exclude special items to the most directly comparable measures calculated and presented in accordance with GAAP.

                                                                  Quarters                     Year
                                                       ------------------------------   -------------------
(Amounts in millions, except per share data)             4Q03       3Q03       4Q02       2003       2002
                                                         ----       ----       ----       ----       ----
CONSOLIDATED:

Net loss                                               $(182.6)   $ (43.2)   $ (17.5)   $(251.1)   $ (58.9)
Cumulative effect of a change in goodwill
     accounting, after tax                                   -          -          -          -      (53.7)
Special items in continued operations, before tax        (17.5)      (8.9)      (4.9)     (48.0)     (14.2)
Tax - special items in continued operations               (5.4)     (29.1)       1.9      (26.1)       5.3
Special items in discontinued operations, before tax    (152.0)      (0.5)      (0.2)    (161.1)      (0.6)
Tax - special items in discontinued operations            (1.0)      (0.9)       0.1        1.4        0.2
                                                       -------    -------    -------    -------    -------
Earnings (loss) before special items                   $  (6.7)   $  (3.8)   $ (14.4)   $ (17.3)   $   4.1
                                                       =======    =======    =======    =======    =======

Special items in continued operations, after tax       $ (22.9)   $ (38.0)   $  (3.0)   $ (74.1)   $  (8.9)
Special items in discontinued operations, after tax     (153.0)      (1.4)      (0.1)    (159.7)      (0.4)
                                                       -------    -------    -------    -------    -------
Total special items, after tax                         $(175.9)   $ (39.4)   $  (3.1)   $(233.8)   $  (9.3)
                                                       =======    =======    =======    =======    =======

Diluted loss per share                                 $ (2.00)   $ (0.47)   $ (0.19)   $ (2.76)   $ (0.65)
Cumulative effect of a change in goodwill
     accounting, after tax                                   -          -          -          -      (0.59)
Special items in continued operations, before tax        (0.19)     (0.10)     (0.05)     (0.52)     (0.16)
Tax - special items in continued operations              (0.06)     (0.32)      0.02      (0.29)      0.06
Special items in discontinued operations, before tax     (1.67)         -          -      (1.78)         -
Tax - special items in discontinued operations           (0.01)     (0.01)         -       0.02          -
                                                       -------    -------    -------    -------    -------
Earnings (loss) before special items per share         $ (0.07)   $ (0.04)   $ (0.16)   $ (0.19)   $  0.04
                                                       =======    =======    =======    =======    =======

Per share impact of special items in continued
     operations, after tax                             $ (0.25)   $ (0.42)   $ (0.03)   $ (0.81)   $ (0.10)
Per share impact of special items in discontinued
     operations, after tax                               (1.68)     (0.01)         -      (1.76)         -
                                                       -------    -------    -------    -------    -------
Per share impact of total special items, after tax     $ (1.93)   $ (0.43)   $ (0.03)   $ (2.57)   $ (0.10)
                                                       =======    =======    =======    =======    =======

                                                               Quarters                 Year
                                                    ---------------------------   -----------------
(Amounts in millions, except per share data)          4Q03      3Q03      4Q02      2003     2002
                                                      ----      ----      ----      ----     ----
BEFORE DISCONTINUED OPERATIONS AND EFFECT OF A
CHANGE IN ACCOUNTING:

Loss                                                $(29.9)   $(41.4)   $(19.6)   $(95.3)   $(25.3)
Special items in continued operations, after tax     (22.9)    (38.0)     (3.0)    (74.1)     (8.9)
                                                    ------    ------    ------    ------    ------
Loss before special items                           $ (7.0)   $ (3.4)   $(16.6)   $(21.2)   $(16.4)
                                                    ======    ======    ======    ======    ======

Diluted loss per share                              $(0.33)   $(0.45)   $(0.21)   $(1.05)   $(0.28)
Per share impact of special items in continued
     operations, after tax                           (0.25)    (0.42)    (0.03)    (0.81)    (0.10)
                                                    ------    ------    ------    ------    ------
Loss before special items per share                 $(0.08)   $(0.03)   $(0.18)   $(0.24)   $(0.18)
                                                    ======    ======    ======    ======    ======

Operating income (loss)                             $ (7.9)   $  6.7    $(17.3)   $ (4.0)   $  5.0
Special items in continued operations, before tax    (17.5)     (8.9)     (4.1)    (47.8)    (13.4)
                                                    ------    ------    ------    ------    ------
Operating income (loss) before special items        $  9.6    $ 15.6    $(13.2)   $ 43.8    $ 18.4
                                                    ======    ======    ======    ======    ======

Operating income (loss) before special charges by
  business segment:
Performance Plastics                                $  6.4    $ 12.7    $ (7.9)   $ 34.5    $ 31.9
Distribution                                           2.4       2.2      (1.8)      9.1       4.3
Resin & Intermediates                                  5.0       7.5       3.7      24.0      10.6
Other                                                 (4.2)     (6.8)     (7.2)    (23.8)    (28.4)
                                                    ------    ------    ------    ------    ------
Operating income (loss) before special items        $  9.6    $ 15.6    $(13.2)   $ 43.8    $ 18.4
                                                    ======    ======    ======    ======    ======

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2003, PolyOne had existing facilities to access available capital resources (receivables sale facility, secured revolving credit facility, uncommitted short-term credit lines and senior unsecured notes and debentures) totaling approximately $968.2 million. As of December 31, 2003, PolyOne had utilized $855.2 million of these facilities and approximately $113.0 million was available to be drawn while remaining in compliance with all facilities. The utilized facilities consisted of long-term debt of $783.4 million (including $775.9 million of senior unsecured notes and debentures, of which $26.3 million is reported in current portion of long-term debt, capital leases of $0.1 million and other bank borrowings of $7.4 million), short-term debt of $1.1 million and receivables sold of $70.7 million.

Of the capital resource facilities available to PolyOne as of December 31, 2003, the portion of the receivables sale facility that was actually sold provided security in connection with the transfer of ownership of these receivables. Each indenture governing our senior unsecured notes and debentures and our guarantee of the SunBelt notes allows for a specific level of secured debt, above which security must be provided on each such indenture. The receivables sale facility does not constitute debt under the covenants associated with the senior unsecured notes and debentures. As of December 31, 2003, the Company sold accounts receivable of $70.7 million and had guaranteed unconsolidated equity affiliate debt of $85.3 million for SunBelt.

On May 6, 2003, PolyOne completed a debt refinancing. The refinancing provided liquidity and the funds to repay senior debt that matured in September 2003 and to support normal operations and fund restructuring initiatives intended to improve earnings. As part of this comprehensive refinancing, we issued $300 million of 10.625 percent unsecured senior notes, entered into a new three-year $225 million receivables sale facility, and amended and restated the revolving credit facility. The 10.625 percent unsecured senior notes rank equally with all other senior unsecured indebtedness. The new receivables sale facility replaced the former receivables sale facility. The security that had been extended in February 2003 to senior notes and debentures and our guarantee of the SunBelt notes terminated as part of the debt refinancing. Security was granted under the terms of the 2003 amended and restated revolving credit agreement. As of December 31, 2003, PolyOne's secured borrowings were not at levels that would trigger the security on the public indentures.

As of December 31, 2003, PolyOne had not drawn on the revolving credit facility, although the facility served as a back-up facility for $16.8 million of outstanding letters of credit and for $7.1 million of loan guarantees, the majority of which related to our 50% Colombian equity joint venture. As noted above, on May 6, 2003, PolyOne amended and restated its revolving credit facility. As amended and restated, it has a three-year term and provides for up to $50.0 million in borrowings. However, the maximum amount that may be borrowed under the revolving credit facility is limited to an amount equal to 95% of the amount that may be borrowed and secured without triggering the security provisions of the indentures governing the existing senior unsecured notes and debentures and our guarantee of the SunBelt notes. The revolving credit facility was further amended on September 25, 2003 to limit any additional borrowings under the facility unless, after giving effect to the borrowing, the interest coverage ratio calculated under the agreement would not be less than 1 and the borrowed debt-to-adjusted EBITDA ratio would be not more than 4.75. The amended and restated revolving credit facility makes available up to $35.0 million for the issuance of standby letters of credit. Obligations under the revolving credit facility are secured by substantially all of the Company's domestic intellectual property and inventory and some of the Company's domestic real property.

PolyOne's amended and restated revolving credit facility and the new receivables sale facility require, among other things, PolyOne to maintain certain interest coverage and borrowed debt-to-adjusted EBITDA earnings ratios. Further, the financing arrangements limit payments for purposes such as capital expenditures, acquisitions and dividends. On September 25, 2003, the required financial ratios in the financing arrangements were amended. The following table summarizes the current defined financial covenant ratios for the fourth quarter of 2003 and each quarter in 2004 under the amended and restated revolving credit facility (both ratios apply) and the new receivables sale facility (only the interest coverage ratio applies to the receivables sale facility):

                                                Borrowed
                                                Debt-to-
                                    Interest    Adjusted
                                    Coverage     EBITDA
                                     Ratio       Ratio
                                   (Minimum)    (Maximum)
                                   ---------    --------
Agreement compliance
   Fourth quarter of 2003              .65       15.00
   First quarter of 2004               .75       13.00
   Second quarter of 2004             1.00       10.25
   Third quarter of 2004              1.50        7.50
   Fourth quarter of 2004             1.90        5.75

On May 6, 2003, PolyOne terminated its former receivables sale facility and entered into a new receivables sale facility. Under the terms of the agreement governing the new facility, the Company is allowed to sell accounts receivable and realize proceeds of up to $225.0 million. However, the maximum amount of proceeds that may be received is limited to 85% of the amount of eligible domestic accounts receivable sold. The new receivables sale facility also makes available up to $50.0 million for the issuance of standby letters of credit. Although the former receivables sale facility contained a provision that would allow the purchasers of the accounts receivable to terminate the facility if senior debt ratings fell below specified levels, the new receivables sale facility does not contain any credit ratings provision.

The realization of profitable operations will be important to (1) maintaining the existing levels of available capital resources, (2) any refinancing of a portion of the existing capital resources, and (3) the execution of our announced restructuring initiatives. Net cash used by operating activities for continuing operations in 2003 was $176.0 million. EBITDA ($4.0 million loss from continuing operations plus $51.4 million of depreciation and amortization from continuing operations) was $47.4 million for 2003 and included special charges related to continuing operations of $47.8 million. The 2004 expenditures to be covered by EBITDA from continuing operations and other sources of cash include financing costs (interest expense and discount on sale of accounts receivable, which are projected to be $74 million for 2004), spending associated with restructuring, cash taxes, capital expenditures and cash to fund sales growth through increased working capital requirements. Cash spending for previously announced restructuring initiatives in progress as of December 31, 2003 are projected to be approximately $30 million for 2004. Capital expenditures for the year 2004 are projected to be approximately $35 million to $40 million. The 2004 EBITDA from continuing operations is expected to benefit from the cost savings from previous restructuring initiatives, higher sales from PolyOne market programs and the anticipated improved U.S. economy.

In addition to the 2004 cash flows from continuing operations, the expected sale of the discontinued operations should generate substantial cash with which to reduce debt. Approximately $26.3 million of PolyOne's long-term debt comes due in 2004.

In 2003, PolyOne contributed approximately $16 million to its qualified defined benefit pension plans, which exceeded the 2003 required minimum funding of approximately $1 million. PolyOne currently estimates that the required minimum funding in 2004 will approximate $16 million unless the proposed U.S. legislation providing funding relief is passed, in which case the minimum required funding would decrease to approximately $5 million. PolyOne currently estimates a projected minimum funding requirement in 2005 of approximately $40 million under existing regulations versus $28 million under the proposed U.S. funding relief legislation. Any funding in 2004 by PolyOne in excess of the required minimum will depend upon the available cash flows from the business. A 2004 funding contribution in excess of the minimum required would reduce any otherwise required funding in 2005.

Based on current projections, we believe that we should be able to continue to manage and control working capital, discretionary spending and capital expenditures, and that cash flow generated from operations, along with the borrowing capacity under the revised revolving credit facility and new receivables sale facility, should be adequate to fund its operations and to meet debt service requirements.

Below is a reconciliation from "net cash provided (used) by operating activities for continuing operations" to EBITDA.

                                                                       QUARTERS             YEAR
                     (amounts in millions)                         4Q03      4Q02       2003      2002
                                                                  -------   -------   --------  -------
Net cash provided (used) by operating activities for continuing
     operations                                                   $  8.8    $ 16.7   $(176.0)   $(69.7)

Add back (subtract):
Interest expense, net                                               17.3      10.7      65.7      41.5
Other expense, net                                                   3.6       5.1      13.3       8.0
Income tax expense (benefit)                                         1.1     (13.5)     12.3     (19.2)
Employee separation and plant phase-out charges                     (9.0)        -     (35.1)     (1.1)
Cash payments on employee separation and plant phase-out             8.4       4.9      43.7      17.0
Unrealized currency gains                                            8.5       2.2      13.4      13.0
Loss on sale of assets                                              (0.4)        -      (0.6)        -
Asset impairments                                                   (8.0)        -      (8.0)        -
Investment write-down and loss on sale of equity affiliate             -      (3.6)        -      (5.1)
Companies carried at equity and minority interest:
     Income from equity affiliates                                   9.1       7.1      36.3      20.2
     Minority interest expense                                      (0.4)     (0.5)     (1.8)        -
     Dividends and distributions received                          (12.1)    (20.6)    (24.7)    (37.4)
Deferred income taxes                                               (5.4)    (11.8)     (4.0)     12.7
Change in assets and liabilities:
     Accounts receivable                                           (55.6)    (33.1)     87.0      49.1
     Inventories                                                   (20.5)    (29.6)    (21.7)     (0.6)
     Accounts payable                                               35.8      43.9      31.2      47.6
     Accrued expenses and other                                     23.7      17.5      16.4     (21.4)
                                                                  ------    ------   -------    ------
EBITDA                                                            $  4.9    $ (4.6)  $  47.4    $ 54.6
                                                                  ======    ======   =======    ======

CASH FLOW AND WORKING CAPITAL

Cash used by operating activities for continuing operations was $176.0 million in 2003. GAAP working capital at December 31, 2003 was $241.6 million, up $221.3 million from December 31, 2002. Of this increase, $15.5 million was related to current assets and current liabilities of discontinued operations. $89.2 million of the increase was due to a reduction in the amount sold under the receivables sale facility. Cash payments in 2003 for employee separation and plant phase-out activities were $43.5 million. Commercial Working Capital (as previously defined) increased by $22.0 million during 2003 due to higher accounts receivable and lower accounts payable, partially offset by lower inventories.

Cash used by investing activities for continuing operations was $12.9 million in 2003 and $68.5 million in 2002. Capital expenditures in 2003 totaled $28.7 million and in 2002 were $65.0 million. Cash spent for businesses acquired, net of cash received, totaled $15.8 million in 2003 compared with $11.4 million in 2002. Cash proceeds from the sale of assets in 2003 were $27.7 million, primarily from the sale of our 51 percent interest in Techmer PM, LLC, a limited partnership. Cash proceeds from the sale of assets in 2002 were $14.7 million, primarily from the sale of our 70 percent interest in Softer.

Cash provided by financing activities for continuing operations was $189.0 million in 2003, primarily reflecting the issuance of $300 million of 10.625% unsecured notes and the subsequent reduction in short-term debt. Cash provided by financing activities was $136.4 million in 2002. Dividends paid in 2002 were $22.7 million, while none were paid in 2003.

Below is a reconciliation from GAAP working capital to Commercial Working
Capital.

                                                              December 31,
                 (amounts in millions)                            2003
                                                              ------------
Total current assets                                          $      605.8
Total current liabilities                                           (364.2)
                                                              ------------
     Working Capital (GAAP)                                          241.6

Add:         Short-term and current long-term debt                    27.4
             Accrued liabilities                                     111.1
             Receivable securitization and LIFO reserve               91.6
             DO current liabilities                                   52.3

Deduct:      Cash                                                    (48.7)
             Deferred tax asset, current                             (26.9)
             Other current assets                                    (17.7)
             DO current assets                                       (52.1)
                                                              ------------
     Commercial Working Capital                               $      378.6
                                                              ============

The table below provides a reconciliation of the change in PolyOne's defined Commercial Working Capital between the Balance Sheet Change and Statement of Cash Flows. Under GAAP, the balance sheet is translated at the month-end currency exchange rate. The cash flow uses an average period rate and excludes non-cash currency translation.

                        COMMERCIAL WORKING CAPITAL (CWC)
              RECONCILIATION OF BALANCE SHEET MOVEMENT TO CASH FLOW
                                 ($ IN MILLIONS)
                                  DECEMBER 2003

  BALANCE SHEET CHANGE                                                 CASH FLOW CHANGE
-------------------------                                            -----------------------
  QTR               YEAR          PER FINANCIAL STATEMENTS             QTR            YEAR
-------           -------                                            --------      ---------
$ (50.0)          $ 102.4     Trade Accounts Receivable              $ (49.5)      $    (2.2)
  (18.6)            (13.1)    Inventories                              (24.8)          (24.3)
   31.8              21.5     Accounts Payable                          35.1            31.3
-------           -------                                            -------       ---------
  (36.8)            110.8                                              (39.2)            4.8
      -                 -     Cumulative Currency Translation            7.2            17.2
-------           -------                                            -------       ---------
  (36.8)            110.8                                              (32.0)           22.0
                              ADJUSTMENTS:
    6.1             (89.2)    Receivable Securitization                    -               -
   (1.3)              0.4     LIFO Reserve                                 -               -
-------           -------                                            -------       ---------
                              COMMERCIAL WORKING CAPITAL
$ (32.0)          $  22.0         INCREASE (DECREASE)                $ (32.0)      $    22.0
=======           =======                                            =======       =========

TAXES

Because of the past three years of accumulated U.S. losses, PolyOne has recorded a tax valuation allowance to reduce the U.S. net deferred income tax assets to an amount that is more likely than not to be realized. In future periods, should PolyOne report U.S. domestic earnings, no income tax expense will be recorded until the accumulated tax valuation allowance has been eliminated.

DISCONTINUED OPERATIONS FINANCIAL REPORTING

As of December 31, 2003, it was determined that the E&PA, Specialty Resins and Engineered Films business operations were to be reported as discontinued operations, which resulted in a restatement of prior historical financial reporting. An impairment charge and related reserve of $130.5 million was recorded in the fourth quarter of 2003 to reduce the carrying value of the net assets held for sale to their projected net sale proceeds. On the December 31, 2003 condensed consolidated balance sheet shown on Exhibit 6, the discontinued operations net asset impairment reserve has been included in other long-term assets on the pre-reclassification discontinued operations balance sheet and in the as reported balance sheet in the discontinued operations long-term asset amount. At December 31, 2003, $62 million represents the qualified accounts receivable of the three discontinued operations that were sold to PolyOne Funding Corporation.

Such sold accounts receivable are reflected on the condensed consolidated balance sheet as a partial offset to the reduction in discontinued operations current assets associated with trade receivables.

Due to the fact that the discontinued operations net assets held for sale have been adjusted to their projected net sale proceeds, no depreciation or amortization will be recorded in the 2004 discontinued operating results prior to concluding a sale. The 2003 depreciation and amortization recorded on the three discontinued operations totaled $20.5 million.

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                      Three Months Ended                Year Ended
                                                                          December 31,                 December 31,
                                                                  ---------------------------   ---------------------------
                                                                      2003           2002           2003           2002
                                                                  ------------   ------------   ------------   ------------
Sales                                                             $     474.0    $     445.6    $   1,964.5    $   1,891.5

Operating costs and expenses:
   Cost of sales                                                        403.0          383.1        1,664.7        1,583.4
   Selling and administrative                                            57.8           70.1          243.8          266.2
   Depreciation and amortization                                         12.8           12.8           51.4           51.0
Employee separation and plant phase-out                                   9.0              -           35.1            1.1
Asset impairments                                                         8.0              -            8.0              -
Loss on divestiture of equity investment                                    -            3.6              -            5.1
(Income) from equity affiliates and minority interest                    (8.7)          (6.7)         (34.5)         (20.3)
                                                                  -----------    -----------    -----------    -----------
Operating income (loss)                                                  (7.9)         (17.3)          (4.0)           5.0

Interest expense                                                        (17.6)         (11.0)         (66.6)         (42.4)
Interest income                                                           0.3            0.3            0.9            0.9
Other expense, net                                                       (3.6)          (5.1)         (13.3)          (8.0)
                                                                  -----------    -----------    -----------    -----------
Loss before income taxes, discontinued operations, and
    cumulative effect of change in accounting method                    (28.8)         (33.1)         (83.0)         (44.5)

Income tax (expense) benefit                                             (1.1)          13.5          (12.3)          19.2
                                                                  -----------    -----------    -----------    -----------
Loss before discontinued operations and
    cumulative effect of a change in accounting                         (29.9)         (19.6)         (95.3)         (25.3)
Income (loss) from discontinued operations, net of income taxes        (152.7)           2.1         (155.8)          20.1
Cumulative effect of a change in goodwill accounting,
     net of income tax benefit of $1.0 million                              -              -              -          (53.7)
                                                                  -----------    -----------    -----------    -----------
Net loss                                                          $    (182.6)   $     (17.5)   $    (251.1)   $     (58.9)
                                                                  ===========    ===========    ===========    ===========

Income (loss) per share of common stock:
   Basic loss per share before discontinued operations
        and effect of change in accounting                        $     (0.33)   $     (0.21)   $     (1.05)   $     (0.28)
   Discontinued operations                                              (1.67)          0.02          (1.71)          0.22
   Cumulative effect of a change in accounting                              -              -              -          (0.59)
                                                                  -----------    -----------    -----------    -----------
   Basic loss per share                                           $     (2.00)   $     (0.19)   $     (2.76)   $     (0.65)
                                                                  ===========    ===========    ===========    ===========

   Diluted loss per share before discontinued operations
        and effect of change in accounting                        $     (0.33)   $     (0.21)   $     (1.05)   $     (0.28)
   Discontinued operations                                              (1.67)          0.02          (1.71)          0.22
   Cumulative effect of a change in accounting                              -              -              -          (0.59)
                                                                  -----------    -----------    -----------    -----------
   Diluted loss per share                                         $     (2.00)   $     (0.19)   $     (2.76)   $     (0.65)
                                                                  ===========    ===========    ===========    ===========

Weighted average shares used to compute loss per share:
   Basic                                                                 91.1           90.8           91.1           90.8
   Diluted                                                               91.1           90.8           91.1           90.8

Dividends paid per share of common stock                          $         -    $    0.0625    $         -    $    0.2500

                      POLYONE CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  (IN MILLIONS)

                                                      December 31,  December 31,
                                                          2003         2002
                                                      ------------  ------------
ASSETS
Current assets:
   Cash and cash equivalents                           $     48.7   $     41.4
   Accounts receivable, net                                 263.5        161.1
   Inventories                                              196.9        210.0
   Deferred taxes                                            26.9         42.1
   Other current assets                                      17.7         12.3
   Discontinued operations                                   52.1         47.3
                                                       ----------   ----------
     Total current assets                                   605.8        514.2
Property, net                                               486.1        507.9
Investment in equity affiliates                             256.7        271.8
Goodwill, net                                               334.0        332.1
Other intangible assets, net                                 20.2         28.3
Other non-current assets                                     53.2         51.2
Discontinued operations                                     144.9        292.0
                                                       ----------   ----------
     Total assets                                      $  1,900.9   $  1,997.5
                                                       ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term bank debt                                $      1.1   $      0.7
   Accounts payable                                         173.4        194.9
   Accrued expenses                                         111.1        144.3
   Current portion of long-term debt                         26.3         91.0
   Discontinued operations                                   52.3         63.0
                                                       ----------   ----------
     Total current liabilities                              364.2        493.9
Long-term debt                                              757.1        492.2
Deferred taxes                                               25.9         39.0
Post-retirement benefits other than pensions                120.3        122.5
Other non-current liabilities, including pensions           257.9        260.9
Discontinued operations                                       0.2          0.3
Minority interest in consolidated subsidiaries                8.5          9.0
                                                       ----------   ----------
     Total liabilities                                    1,534.1      1,417.8
Shareholders' equity:
   Preferred stock                                              -            -
   Common stock                                               1.2          1.2
   Other shareholders' equity                               365.6        578.5
                                                       ----------   ----------
     Total shareholders' equity                             366.8        579.7
                                                       ----------   ----------
        Total liabilities and shareholders' equity     $  1,900.9   $  1,997.5
                                                       ==========   ==========

                      POLYONE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                  (IN MILLIONS)

                                                                     Three Months Ended          Year Ended
                                                                        December 31,            December 31,
                                                                     -------------------    --------------------
                                                                       2003       2002        2003        2002
                                                                     --------    -------    --------    --------
OPERATING ACTIVITIES
  Net income (loss)                                                  $ (182.6)   $ (17.5)   $ (251.1)   $  (58.9)
  Cumulative effect of a change in accounting                               -          -           -        53.7
  Loss (Income) from discontinued operations                            152.7       (2.1)      155.8       (20.1)
                                                                     --------    -------    --------    --------
  Income (loss) from continuing operations                              (29.9)     (19.6)      (95.3)      (25.3)
  Adjustments to reconcile net income (loss) to net
   cash used by operating activities:
     Employee separation and plant phase-out charges                      9.0          -        35.1         1.1
     Cash payments on employee separation and plant phase-out            (8.2)      (4.9)      (43.5)      (17.0)
     Depreciation and amortization                                       12.8       12.8        51.4        51.0
     Unrealized currency gains                                           (8.5)      (2.2)      (13.4)      (13.0)
     LIFO reserve                                                        (1.3)       1.0         0.4         6.2
     Loss on sale of assets and asset impairments                         8.4          -         8.6           -
     Investment write-down and loss on sale of equity affiliate             -        3.6           -         5.1
     Companies carried at equity and minority interest:
        Income  from equity affiliates                                   (9.1)      (7.1)      (36.3)      (20.2)
        Minority interest expense                                         0.4        0.5         1.8           -
        Dividends and distributions received                             12.1       20.6        24.7        37.4
     Change in assets and liabilities:
        Accounts receivable                                              49.5       65.5         2.2         8.5
        FIFO inventories                                                 24.8       28.6        24.3        (5.6)
        Accounts payable                                                (35.9)     (43.9)      (31.3)      (47.6)
        Proceeds under (decrease in) sale of accounts receivable          6.1      (32.4)      (89.2)      (57.6)
        Accrued expenses and other                                      (21.4)      (5.8)      (15.5)        7.3
                                                                     --------    -------    --------    --------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES
  FOR CONTINUING OPERATIONS                                               8.8       16.7      (176.0)      (69.7)

INVESTING ACTIVITIES
  Capital expenditures                                                   (8.8)     (22.0)      (28.7)      (65.0)
  Return of capital by equity affiliates, net of investment               4.0       (9.1)        3.9        (6.8)
  Business acquired, net of cash received                                   -      (11.4)      (15.8)      (11.4)
  Proceeds from sale of assets                                            0.7       12.8        27.7        14.7
                                                                     --------    -------    --------    --------
NET CASH USED BY INVESTING ACTIVITIES
  FOR CONTINUING OPERATIONS                                              (4.1)     (29.7)      (12.9)      (68.5)

FINANCING ACTIVITIES
  Change in short-term debt                                               5.5          -       (84.6)       (5.8)
  Change in long-term debt                                               (6.6)      (4.3)      291.2       149.6
  Debt issuance Costs                                                    (0.3)         -       (15.0)          -
  Termination of interest rate swap agreements                              -          -        (2.6)        8.3
  Proceeds from the exercise of stock options                               -          -           -         7.0
  Dividends                                                                 -       (5.8)          -       (22.7)
                                                                     --------    -------    --------    --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES
  FOR CONTINUING OPERATIONS                                              (1.4)     (10.1)      189.0       136.4

NET CASH PROVIDED (USED) BY DISCONTINUED OPERATIONS                     (11.2)      11.7         4.2        28.3

Effect of exchange rate changes on cash                                   6.2       (0.6)        3.0        (3.3)
                                                                     --------    -------    --------    --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                         (1.7)     (12.0)        7.3        23.2

Cash and cash equivalents at beginning of period                         50.4       53.4        41.4        18.2
                                                                     --------    -------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                           $   48.7    $  41.4    $   48.7    $   41.4
                                                                     ========    =======    ========    ========

                                                                       Exhibit 1

                                                                          1 of 2

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                                  (In millions)

                                                                            Three Months                   Year
                                                                   -----------------------------    --------------------
                                                                     4Q03       3Q03       4Q02       2003         2002
                                                                   --------    -------    ------    --------    --------
CONTINUING OPERATIONS:
Employee separation and plant phase-out costs (1)                  $   (9.0)   $  (7.7)   $    -    $  (35.1)   $   (1.1)
Period plant phase-out costs incurred (2)                              (0.5)      (1.2)     (0.2)       (2.9)       (0.5)
Asset impairments (8)                                                  (8.0)         -         -        (8.0)          -
Equity affiliate - employee severance, liabilities
    associated with the temporary idling of a plant
    and cumulative effect of a change in accounting (3)                   -          -         -        (1.8)       (4.9)
Loss on divestiture of equity investment (4)                              -          -      (3.6)          -        (5.1)
                                                                   --------    -------    ------    --------    --------
    Subtotal - impact on EBITDA (expense)                             (17.5)      (8.9)     (3.8)      (47.8)      (11.6)
Plant phase-out accelerated depreciation (2)                                                (0.3)          -        (1.8)
                                                                   --------    -------    ------    --------    --------
    Subtotal - impact on operating (expense)                          (17.5)      (8.9)     (4.1)      (47.8)      (13.4)
Investment writedown                                                      -          -      (0.8)          -        (0.8)
Loss on sale (5)                                                          -          -         -        (0.2)          -
                                                                   --------    -------    ------    --------    --------
    Total  - impact pre tax (expense)                                 (17.5)      (8.9)     (4.9)      (48.0)      (14.2)
Income tax benefit on above items                                       6.4        2.8       1.9        17.6         5.3
Foreign dividend tax (6)                                                         (24.0)        -       (24.0)          -
Tax allowance (7)                                                     (11.8)      (7.9)        -       (19.7)          -
                                                                   --------    -------    ------    --------    --------
    Total - after tax (expense) before discontinued
         operations and cumulative effect of a change
         in accounting                                             $  (22.9)   $ (38.0)   $ (3.0)   $  (74.1)   $   (8.9)
                                                                   ========    =======    ======    ========    ========
DISCONTINUED OPERATIONS:
Employee separation and plant phase-out costs (1)                  $  (19.4)   $  (0.5)   $    -    $  (28.5)   $      -
Period plant phase-out costs incurred (2)                              (2.1)                (0.2)       (2.1)       (0.6)
                                                                   --------    -------    ------    --------    --------
    Subtotal - impact on EBITDA and operating income (expense)        (21.5)      (0.5)     (0.2)      (30.6)       (0.6)
Net asset impairments of discontinued operations (9)                 (130.5)                          (130.5)
                                                                   --------    -------    ------    --------    --------
    Total  - impact pre tax (expense)                                (152.0)      (0.5)     (0.2)     (161.1)       (0.6)
Income tax benefit on above items                                      40.0        0.2       0.1        43.5         0.2
Tax allowance (7)                                                     (41.0)      (1.1)                (42.1)
                                                                   --------    -------    ------    --------    --------
    Total - after tax (expense) discontinued operations
         and before cumulative effect of a change
         in accounting                                             $ (153.0)   $  (1.4)   $ (0.1)   $ (159.7)   $   (0.4)
                                                                   ========    =======    ======    ========    ========

TOTAL CONTINUING AND DISCONTINUED -after tax (expense)
         before cumulative effect of a change in accounting        $ (175.9)   $ (39.4)   $ (3.1)   $ (233.8)   $   (9.3)
                                                                   ========    =======    ======    ========    ========
( ) Denotes reference to explanatory comments attached.

                                                                       Exhibit 1

                                                                          2 of 2

                      SUMMARY OF SPECIAL ITEMS (UNAUDITED)
                              EXPLANATORY COMMENTS
                                  (In millions)

(1) These costs include severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plants and equipment related to restructuring initiatives. The 2003 expense relates to the following:

         - January 16, 2003 announcement to reduce approximately 400 staff personnel.

         - March 26, 2003 announcement to exit an Engineered Films plant in Yerington, Nevada.

         -        June 2003 decision to close the Fort Worth, Texas plant.

         - Second quarter reversal of restructuring costs provided for in prior years.

         - Third quarter reduction of 112 North American plastics personnel (71 in manufacturing and 41 in sales and administration). Manufacturing reductions include the shutdown of the St. Remi, Quebec powder production, elimination of vinyl compound production shifts and staff reductions at the Macedonia, Ohio engineered materials plant.

         - Third quarter closure of two leased Ohio administrative offices.

         - Third quarter closure of a portion of the Mexico distribution business. The restructuring costs include asset write-offs totaling $0.4 million.

         - Fourth quarter reduction of approximately 200 personnel largely in administrative roles.

         - Fourth quarter adjustment of $2.9 million expense to restructuring initiatives recorded in prior periods.

         - October 29, 2003 announcement to close Elastomers and Performance Additives plants in Wynne, Arkansas and DeForest, Wisconsin.

         - December 11, 2003 announcement to close and Engineered Films plant in Burlington, New Jersey.

         The 2002 expense was associated with the consolidation of certain activities related to the Formulator operations in the Performance Plastics business segment.

(2) These are plant and phase-out costs associated with the 2001 Geon restructuring initiatives that are to be recognized as period costs versus when the restructuring initiative was approved. In connection with the acquisition of Hanna and resulting formation of PolyOne, management developed several initiatives to capture the strategic value of the combined former Geon and former Hanna businesses. This resulted in several announcements in 2001 that former Geon plants and Hanna plants would be closed. The initiatives also included the termination of corporate and other positions at Geon and former Hanna locations. The 2003 third and fourth quarter expense is for the write-off of inventory and receivables as a result of the decision to close the Mexico distribution business.

(3) The 2003 expense relates to employee severance costs associated with a personnel reduction undertaken by OxyVinyls in the second quarter. In addition, the 2003 expense includes a charge for the cumulative effect of a change in accounting upon OxyVinyls adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations." The 2002 costs include PolyOne's share of OxyVinyls employee severance, plant phase-out costs and liabilities associated with the temporary idling of a plant in December 2001 and the asset write-off and decommissioning costs related to the permanent closure of a portion of a plant in 2002.

(4) Includes the 2002 first quarter loss on our divestiture of our 37.4% investment in the PVC resin operations of Australian Vinyls Corporation. In the fourth quarter of 2002, PolyOne recognized an impairment loss on the sale of its equity investment in Techmer PM, LLC.

(5)      Loss recorded for the sale of our European vinyl compounding business.

(6) U.S. tax expense related to foreign subsidiary dividends to be paid in the fourth quarter of 2003.

(7) Tax allowance to reduce net U.S. deferred income tax assets resulting from operating loss carry-forwards.

(8) A non-cash impairment charge to adjust the 2003 year-end carrying value of deferred product technology, customer list, note receivable and internet investments to their estimated realizable future cash flows.

(9) A non-cash discontinued operations impairment charge to adjust the 2003 year-end net asset carrying value of the Elastomers and Performance Additives, Specialty Resins and Engineered Films business operations to the estimated future net sale proceeds.

                                                                       Exhibit 2

                     BUSINESS SEGMENT OPERATIONS (UNAUDITED)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income to operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

                                                                           Three Months                          Year
                                                               ----------------------------------    ------------------------
                                                                 4Q03        3Q03         4Q02          2003          2002
                                                               --------    --------    ----------    ----------    ----------
BUSINESS SEGMENTS:
Sales:
    Performance Plastics                                       $  372.9    $  392.8    $    343.3    $  1,556.1    $  1,475.9
    Distribution                                                  132.0       128.2         125.9         529.2         519.7
    Resin & Intermediates                                             -           -             -             -             -
    Other                                                         (30.9)      (27.7)        (23.6)       (120.8)       (104.1)
                                                               --------    --------    ----------    ----------    ----------
                                                               $  474.0    $  493.3    $    445.6    $  1,964.5    $  1,891.5
                                                               ========    ========    ==========    ==========    ==========

Operating income (loss) before special items:
    Performance Plastics                                       $    6.4    $   12.7    $     (7.9)   $     34.5    $     31.9
    Distribution                                                    2.4         2.2          (1.8)          9.1           4.3
    Resin & Intermediates                                           5.0         7.5           3.7          24.0          10.6
    Other                                                          (4.2)       (6.8)         (7.2)        (23.8)        (28.4)
                                                               --------    --------    ----------    ----------    ----------
                                                               $    9.6    $   15.6    $    (13.2)   $     43.8    $     18.4
                                                               ========    ========    ==========    ==========    ==========
Reconciliation:
    Operating income (loss)                                    $   (7.9)   $    6.7    $    (17.3)   $     (4.0)   $      5.0
    Special items, expense                                         17.5         8.9           4.1          47.8          13.4
                                                               --------    --------    ----------    ----------    ----------
          Operating income (loss) before special items         $    9.6    $   15.6    $    (13.2)   $     43.8    $     18.4
                                                               ========    ========    ==========    ==========    ==========

OTHER DATA:
Discontinued operations
    Sales:
          Elastomers and Performance Additives                 $   81.9    $   84.5    $     81.1    $    347.9    $    363.8
          Specialty Resins and Engineered Films                    52.9        52.5          53.6         223.1         242.9
          Softer                                                      -           -          14.2             -          70.0
                                                               --------    --------    ----------    ----------    ----------
                                                               $  134.8    $  137.0    $    148.9    $    571.0    $    676.7
                                                               ========    ========    ==========    ==========    ==========

Operating income (loss) before special items and
    indirect costs retained in continuing operations:
          Elastomers and Performance Additives                 $    1.9    $    2.7    $      3.2    $     13.9    $     25.0
          Specialty Resins and Engineered Films                    (0.8)       (2.0)          0.9          (6.1)          9.5
                                                               --------    --------    ----------    ----------    ----------
                                                               $    1.1    $    0.7    $      4.1    $      7.8    $     34.5

Reconciliation to income (loss) from discontinued
    operations, net of income taxes
          Special items impacting operating income (loss)         (21.5)       (0.5)         (0.2)        (30.6)         (0.6)
          Net asset impairments of discontinued operations       (130.5)          -             -        (130.5)            -
          Net tax benefit (allowance)                              (1.8)       (2.0)         (1.8)         (2.5)        (13.8)
                                                               --------    --------    ----------    ----------    ----------
                                                               $ (152.7)   $   (1.8)   $      2.1    $   (155.8)   $     20.1
                                                               ========    ========    ==========    ==========    ==========

Reallocation of indirect costs of the discontinued
    operations retained in continuing operations:
          Performance Plastics                                 $   (1.7)   $   (1.7)   $     (2.5)   $     (7.2)   $     (9.1)
          Distribution                                             (0.4)       (0.5)         (0.7)         (2.1)         (2.7)
          Other                                                    (2.0)       (1.9)         (2.9)         (8.6)        (10.8)
          Elastomers and Performance Additives                      2.4         2.6           3.5          10.9          13.6
          Specialty Resins and Engineered Films                     1.7         1.5           2.6           7.0           9.0

                                                                       Exhibit 3

                      POLYONE CORPORATION AND SUBSIDIARIES
   RESTATED 2003 CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                    QUARTERS
                                                                                 ------------------------------------------------
                                                                      YEAR         4Q03          3Q03        2Q03          1Q03
                                                                    ---------    ---------    ---------    ---------    ---------
Sales                                                               $ 1,964.5    $   474.0    $   493.3    $   504.8    $   492.4

Operating costs and expenses:
   Cost of sales                                                      1,664.4        402.7        414.6        427.8        419.3
   Selling and administrative                                           244.1         58.1         61.6         62.4         62.0
   Depreciation and amortization                                         51.4         12.8         12.8         12.8         13.0
Employee separation and plant phase-out                                  35.1          9.0          7.7          1.0         17.4
Asset impairments                                                         8.0          8.0            -            -            -
(Income) from equity affiliates and minority interest                   (34.5)        (8.7)       (10.1)       (10.1)        (5.6)
                                                                    ---------    ---------    ---------    ---------    ---------
Operating income (loss)                                                  (4.0)        (7.9)         6.7         10.9        (13.7)

Interest expense                                                        (66.6)       (17.6)       (19.2)       (17.3)       (12.5)
Interest income                                                           0.9          0.3          0.3          0.1          0.2
Other expense, net                                                      (13.3)        (3.6)        (2.9)        (3.7)        (3.1)
                                                                    ---------    ---------    ---------    ---------    ---------
Loss before income taxes and discontinued operations                    (83.0)       (28.8)       (15.1)       (10.0)       (29.1)

Income tax (expense) benefit                                            (12.3)        (1.1)       (26.3)         3.9         11.2
                                                                    ---------    ---------    ---------    ---------    ---------
Loss before discontinued operations                                     (95.3)       (29.9)       (41.4)        (6.1)       (17.9)
Income (loss) from discontinued operations, net of income taxes        (155.8)      (152.7)        (1.8)         0.1         (1.4)
                                                                    ---------    ---------    ---------    ---------    ---------
Net loss                                                            $  (251.1)   $  (182.6)   $   (43.2)   $    (6.0)   $   (19.3)
                                                                    =========    =========    =========    =========    =========

Income (loss) per share of common stock:
   Basic income (loss) per share before discontinued operations     $   (1.05)   $   (0.33)   $   (0.45)   $   (0.07)   $   (0.20)
   Discontinued operations                                              (1.71)       (1.67)       (0.02)           -        (0.01)
                                                                    ---------    ---------    ---------    ---------    ---------
   Basic income (loss) per share                                    $   (2.76)   $   (2.00)   $   (0.47)   $   (0.07)   $   (0.21)
                                                                    =========    =========    =========    =========    =========

   Diluted income (loss) per share before discontinued operations   $   (1.05)   $   (0.33)   $   (0.45)   $   (0.07)   $   (0.20)
   Discontinued operations                                              (1.71)       (1.67)       (0.02)           -        (0.01)
                                                                    ---------    ---------    ---------    ---------    ---------
   Diluted income (loss) per share                                  $   (2.76)   $   (2.00)   $   (0.47)   $   (0.07)   $   (0.21)
                                                                    =========    =========    =========    =========    =========

Weighted average shares used to compute loss per share:
   Basic                                                                 91.1         91.1         91.1         91.1         90.9
   Diluted                                                               91.1         91.1         91.1         91.1         90.9

                                                                       Exhibit 4

        RESTATED 2003 BUSINESS SEGMENT OPERATIONS BY QUARTER (UNAUDITED)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income to operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

                                                                                              Quarters
                                                                         --------------------------------------------------
                                                             Year          4Q03          3Q03          2Q03          1Q03
                                                           --------      --------      --------      --------      --------
BUSINESS SEGMENTS:
Sales:
    Performance Plastics                                   $1,556.1      $  372.9      $  392.8      $  401.9      $  388.5
    Distribution                                              529.2         132.0         128.2         133.1         135.9
    Resin & Intermediates                                         -             -             -             -             -
    Other                                                    (120.8)        (30.9)        (27.7)        (30.2)        (32.0)
                                                           --------      --------      --------      --------      --------
                                                           $1,964.5      $  474.0      $  493.3      $  504.8      $  492.4
                                                           ========      ========      ========      ========      ========

Operating income (loss) before special items:
    Performance Plastics                                   $   34.5      $    6.4      $   12.7      $   10.5      $    4.9
    Distribution                                                9.1           2.4           2.2           2.2           2.3
    Resin & Intermediates                                      24.0           5.0           7.5           7.5           4.0
    Other                                                     (23.8)         (4.2)         (6.8)         (7.0)         (5.8)
                                                           --------      --------      --------      --------      --------
                                                           $   43.8      $    9.6      $   15.6      $   13.2      $    5.4
                                                           ========      ========      ========      ========      ========

Reconciliation:
    Operating income (loss)                                $   (4.0)     $   (7.9)     $    6.7      $   10.9      $  (13.7)
    Special items, expense                                     47.8          17.5           8.9           2.3          19.1
                                                           --------      --------      --------      --------      --------
          Operating income (loss) before special items     $   43.8      $    9.6      $   15.6      $   13.2      $    5.4
                                                           ========      ========      ========      ========      ========

OTHER DATA:
Discontinued operations
    Sales:
          Elastomers and Performance Additives             $  347.9      $   81.9      $   84.5      $   87.5      $   94.0
          Specialty Resins and Engineered Films               223.1          52.9          52.5          58.6          59.1
                                                           --------      --------      --------      --------      --------
                                                           $  571.0      $  134.8      $  137.0      $  146.1      $  153.1
                                                           ========      ========      ========      ========      ========

    Operating income (loss) before special items and
    excludes indirect costs retained in continuing
    operations:
          Elastomers and Performance Additives             $   13.9      $    1.9      $    2.7      $    4.3      $    5.0
          Specialty Resins and Engineered Films                (6.1)         (0.8)         (2.0)         (3.3)            -
                                                           --------      --------      --------      --------      --------
                                                           $    7.8      $    1.1      $    0.7      $    1.0      $    5.0
                                                           ========      ========      ========      ========      ========

Reallocation of indirect costs of the discontinued
operations retained in continuing operations
income (expense):
          Performance Plastics                             $   (7.2)     $   (1.7)     $   (1.7)     $   (1.9)     $   (1.9)
          Distribution                                         (2.1)         (0.4)         (0.5)         (0.6)         (0.6)
          Other                                                (8.6)         (2.0)         (1.9)         (2.4)         (2.3)
          Elastomers and Performance Additives                 10.9           2.4           2.6           3.1           2.8
          Specialty Resins and Engineered Films                 7.0           1.7           1.5           1.8           2.0

                                                                       Exhibit 5

          RESTATED 2003 SUMMARY OF SPECIAL ITEMS BY QUARTER (UNAUDITED)
                                  (IN MILLIONS)

                                                                                          Quarters
                                                                        ------------------------------------------
                                                             Year        4Q03        3Q03        2Q03        1Q03
                                                            -------     -------     ------      ------      ------
CONTINUING OPERATIONS:
Employee separation and plant phase-out costs               $ (35.1)    $  (9.0)    $ (7.7)     $ (1.0)     $(17.4)
Period plant phase-out costs incurred                          (2.9)       (0.5)      (1.2)       (0.3)       (0.9)
Asset impairments                                              (8.0)       (8.0)         -           -           -
Equity affiliate - employee severance, liabilities
    associated with the temporary idling of a plant
    and cumulative effect of a change in accounting            (1.8)          -          -        (1.0)       (0.8)
                                                            -------     -------     ------      ------      ------
    Subtotal - impact on EBITDA and operating (expense)       (47.8)      (17.5)      (8.9)       (2.3)      (19.1)
Loss on sale                                                   (0.2)          -          -        (0.2)          -
                                                            -------     -------     ------      ------      ------
    Total  - impact pre tax (expense)                         (48.0)      (17.5)      (8.9)       (2.5)      (19.1)
Income tax benefit on above items                              17.6         6.4        2.8         0.9         7.5
Foreign dividend tax                                          (24.0)          -      (24.0)          -           -
Tax allowance                                                 (19.7)      (11.8)      (7.9)          -           -
                                                            -------     -------     ------      ------      ------
    Total -  impact after tax (expense) on continuing
         operations before discontinued operations          $ (74.1)    $ (22.9)    $(38.0)     $ (1.6)     $(11.6)
                                                            =======     =======     ======      ======      ======

DISCONTINUED OPERATIONS:
Employee separation and plant phase-out costs               $ (28.5)    $ (19.4)    $ (0.5)     $ (1.1)     $ (7.5)
Period plant phase-out costs incurred                          (2.1)       (2.1)         -           -           -
                                                            -------     -------     ------      ------      ------
    Subtotal - impact on EBITDA and operating (expense)       (30.6)      (21.5)      (0.5)       (1.1)       (7.5)
Net asset impairment of discontinued operations              (130.5)     (130.5)         -           -           -
                                                            -------     -------     ------      ------      ------
    Total  - impact pre tax (expense)                        (161.1)     (152.0)      (0.5)       (1.1)       (7.5)
Income tax benefit on above items                              43.5        40.0        0.2         0.4         2.9
Tax allowance                                                 (42.1)      (41.0)      (1.1)          -           -
                                                            -------     -------     ------      ------      ------
    Total - after tax (expense) discontinued operations     $(159.7)    $(153.0)    $ (1.4)     $ (0.7)     $ (4.6)
                                                            =======     =======     ======      ======      ======

TOTAL CONTINUING AND DISCONTINUED -after tax (expense)      $(233.8)    $(175.9)    $(39.4)     $ (2.3)     $(16.2)
                                                            =======     =======     ======      ======      ======

                                                                       Exhibit 6

                      POLYONE CORPORATION AND SUBSIDIARIES
     CONDENSED CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2003 (UNAUDITED)
                                 (IN MILLIONS)

                                                                                  Pre Discontinued
                                                                    Discontinued    Operations
                                                       As Reported   Operations   Reclassifications
                                                       -----------  ------------  -----------------
ASSETS
Current assets:
    Cash and cash equivalents                            $   48.7     $      -        $   48.7
    Accounts receivable, net                                263.5          4.5           268.0
    Inventories                                             196.9         45.4           242.3
    Deferred taxes                                           26.9            -            26.9
    Other current assets                                     17.7          2.2            19.9
    Discontinued operations                                  52.1        (52.1)              -
                                                         --------     --------        --------
        Total current assets                                605.8            -           605.8
Property, net                                               486.1        158.0           644.1
Investment in equity affiliates                             256.7            -           256.7
Goodwill, net                                               334.0        111.9           445.9
Other intangible assets, net                                 20.2          3.9            24.1
Other non-current assets                                     53.2       (128.9)          (75.7)
Discontinued operations                                     144.9       (144.9)              -
                                                         --------     --------        --------
          Total assets                                   $1,900.9     $      -        $1,900.9
                                                         ========     ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Short-term bank debt                                 $    1.1     $      -        $    1.1
    Accounts payable                                        173.4         42.7           216.1
    Accrued expenses                                        111.1          9.6           120.7
    Current portion of long-term debt                        26.3            -            26.3
    Discontinued operations                                  52.3        (52.3)              -
                                                         --------     --------        --------
        Total current liabilities                           364.2            -           364.2
Long-term debt                                              757.1            -           757.1
Deferred taxes                                               25.9            -            25.9
Post-retirement benefits other than pensions                120.3            -           120.3
Other non-current liabilities, including pensions           257.9          0.2           258.1
Discontinued operations                                       0.2         (0.2)              -
Minority interest in consolidated subsidiaries                8.5            -             8.5
                                                         --------     --------        --------
        Total liabilities                                 1,534.1            -         1,534.1
Shareholders' equity:
    Preferred stock                                             -                            -
    Common stock                                              1.2            -             1.2
    Other shareholders' equity                              365.6            -           365.6
                                                         --------     --------        --------
        Total shareholders' equity                          366.8            -           366.8
                                                         --------     --------        --------
          Total liabilities and shareholders' equity     $1,900.9     $      -        $1,900.9
                                                         ========     ========        ========

Pre-discontinued operations reclassifications is a non-GAAP financial measure. It is presented here to assist the investor in understanding the detail behind the Company's balance sheet and reconcile how the balance sheet is currently presented compared with previous presentations.

                                                                       Exhibit 7

                      POLYONE CORPORATION AND SUBSIDIARIES
   RESTATED 2002 CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER (UNAUDITED)
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                       QUARTERS
                                                                                   ------------------------------------------------
                                                                        YEAR         4Q02          3Q02        2Q02         1Q02
                                                                      ---------    ---------    ---------    ---------    ---------
Sales                                                                 $ 1,891.5    $   445.6    $   493.6    $   508.1    $   444.2

Operating costs and expenses:
   Cost of sales                                                        1,583.4        383.1        412.7        423.4        364.2
   Selling and administrative                                             266.2         70.1         61.3         66.6         68.2
   Depreciation and amortization                                           51.0         12.8         13.2         13.0         12.0
Employee separation and plant phase-out                                     1.1            -          0.2            -          0.9
Asset impairments                                                           5.1          3.6            -            -          1.5
(Income) loss from equity affiliates and minority interest                (20.3)        (6.7)       (11.6)        (4.2)         2.2
                                                                      ---------    ---------    ---------    ---------    ---------
Operating income (loss)                                                     5.0        (17.3)        17.8          9.3         (4.8)

Interest expense                                                          (42.4)       (11.0)       (11.6)       (11.3)        (8.5)
Interest income                                                             0.9          0.3          0.1          0.3          0.2
Other income (expense), net                                                (8.0)        (5.1)         0.2         (0.6)        (2.5)
                                                                      ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes and discontinued operations             (44.5)       (33.1)         6.5         (2.3)       (15.6)

Income tax (expense) benefit                                               19.2         13.5         (2.0)         1.9          5.8
                                                                      ---------    ---------    ---------    ---------    ---------
Income (loss) before discontinued operations                              (25.3)       (19.6)         4.5         (0.4)        (9.8)
Income (loss) from discontinued operations, net of income taxes            20.1          2.1          5.3          6.5          6.2
Cumulative effect of a change in goodwill accounting,
   net of income tax benefit of $1.0 million                              (53.7)           -            -            -        (53.7)
                                                                      ---------    ---------    ---------    ---------    ---------
Net income (loss)                                                     $   (58.9)   $   (17.5)   $     9.8    $     6.1    $   (57.3)
                                                                      =========    =========    =========    =========    =========

Income (loss) per share of common stock:
   Basic income (loss) per share before discontinued operations       $   (0.28)   $   (0.21)   $    0.05    $       -    $   (0.11)
   Discontinued operations                                                 0.22         0.02         0.06         0.07         0.07
   Cumulative effect of a change in accounting                            (0.59)           -            -            -        (0.60)
                                                                      ---------    ---------    ---------    ---------    ---------
   Basic income (loss) per share                                      $   (0.65)   $   (0.19)   $    0.11    $    0.07    $   (0.64)
                                                                      =========    =========    =========    =========    =========

   Diluted income (loss) per share before discontinued operations     $   (0.28)   $   (0.21)   $    0.05    $       -    $   (0.11)
   Discontinued operations                                                 0.22         0.02         0.06         0.07         0.07
   Cumulative effect of a change in accounting                            (0.59)           -            -            -        (0.60)
                                                                      ---------    ---------    ---------    ---------    ---------
   Diluted income (loss) per share                                    $   (0.65)   $   (0.19)   $    0.11    $    0.07    $   (0.64)
                                                                      =========    =========    =========    =========    =========

Weighted average shares used to compute loss per share:
   Basic                                                                   90.8         90.8         90.7         90.3         90.0
   Diluted                                                                 90.8         90.8         91.7         92.5         90.0

                                                                       Exhibit 8

          RESTATED 2002 SUMMARY OF SPECIAL ITEMS BY QUARTER (UNAUDITED)
                                  (IN MILLIONS)

                                                                              Quarters
                                                                   --------------------------------
                                                          Year     4Q02      3Q02    2Q02     1Q02
                                                         ------    -----    -----    -----    -----
CONTINUING OPERATIONS:
Employee separation and plant phase-out costs            $ (1.1)   $   -    $(0.2)   $   -    $(0.9)
Period plant phase-out costs incurred                      (0.5)    (0.2)    (0.3)       -        -
Equity affiliate - employee severance, liabilities
    associated with the temporary idling of a plant        (4.9)       -     (4.1)    (0.1)    (0.7)
Loss on divestment of equity investment                    (5.1)    (3.6)       -        -     (1.5)
                                                         ------    -----    -----    -----    -----
    Subtotal - impact on EBITDA (expense)                 (11.6)    (3.8)    (4.6)    (0.1)    (3.1)
Plant phase-out accelerated depreciation                   (1.8)    (0.3)    (0.5)    (0.5)    (0.5)
                                                         ------    -----    -----    -----    -----
    Subtotal impact on operating (expense)                (13.4)    (4.1)    (5.1)    (0.6)    (3.6)
Investment write-down                                      (0.8)    (0.8)       -        -        -
                                                         ------    -----    -----    -----    -----
    Total - impact pre tax (expense)                      (14.2)    (4.9)    (5.1)    (0.6)    (3.6)
Income tax benefit on above items                           5.3      1.9      1.8      0.2      1.4
                                                         ------    -----    -----    -----    -----
    Total - impact after tax (expense) on continuing
         operations before discontinued operations       $ (8.9)   $(3.0)   $(3.3)   $(0.4)   $(2.2)
                                                         ======    =====    =====    =====    =====

DISCONTINUED OPERATIONS:
Period plant phase-out costs incurred                    $ (0.6)   $(0.2)   $(0.2)   $(0.1)   $(0.1)
                                                         ------    -----    -----    -----    -----
    Subtotal - impact on EBITDA, operating
         and pre tax (expense)                             (0.6)    (0.2)    (0.2)    (0.1)    (0.1)
Income tax benefit on above items                           0.2      0.1      0.1        -        -
                                                         ------    -----    -----    -----    -----
    Total - after tax (expense) discontinued operations  $ (0.4)   $(0.1)   $(0.1)   $(0.1)   $(0.1)
                                                         ======    =====    =====    =====    =====

TOTAL CONTINUING AND DISCONTINUED -after tax (expense)   $ (9.3)   $(3.1)   $(3.4)   $(0.5)   $(2.3)
                                                         ======    =====    =====    =====    =====

                                                                       Exhibit 9

        RESTATED 2002 BUSINESS SEGMENT OPERATIONS BY QUARTER (UNAUDITED)
                                  (In millions)

Senior management uses operating income before special items as a business segment measure of operating performance. For a reconciliation from operating income to operating income before special items see the following table. Special items include gains and losses associated with the specific strategic initiatives such as restructuring or consolidation of operations, gains and losses attributable to divestment of joint ventures, and certain one-time items. Accordingly, senior management believes that excluding special items provides insight into the underlying metric achievement level and its potential future implication. Operating income before special items may not be comparable to financial performance measures presented by other companies. The "Other" segment primarily consists of the elimination of inter-business segment sales and profit in inventory, a portion of the indirect cost of discontinued operations and unallocated corporate costs.

                                                                                            QUARTERS
                                                                             --------------------------------------------
                                                                   YEAR        4Q02        3Q02        2Q02        1Q02
                                                                 --------    --------    --------    --------    --------
BUSINESS SEGMENTS:
Sales:
    Performance Plastics                                         $1,475.9    $  343.3    $  387.0    $  399.4    $  346.2
    Distribution                                                    519.7       125.9       135.8       137.6       120.4
    Resin & Intermediates                                               -           -
    Other                                                          (104.1)      (23.6)      (29.2)      (28.9)      (22.4)
                                                                 --------    --------    --------    --------    --------
                                                                 $1,891.5    $  445.6    $  493.6    $  508.1    $  444.2
                                                                 ========    ========    ========    ========    ========

Operating income (loss) before special items:
    Performance Plastics                                         $   31.9    $   (7.9)   $   16.6    $   14.6    $    8.6
    Distribution                                                      4.3        (1.8)        1.7         3.6         0.8
    Resin & Intermediates                                            10.6         3.7        11.4         0.8        (5.3)
    Other                                                           (28.4)       (7.2)       (6.8)       (9.1)       (5.3)
                                                                 --------    --------    --------    --------    --------
                                                                 $   18.4    $  (13.2)   $   22.9    $    9.9    $   (1.2)
                                                                 ========    ========    ========    ========    ========

Reconciliation:
    Operating income (loss)                                      $    5.0    $  (17.3)   $   17.8    $    9.3    $   (4.8)
    Special items, expense                                           13.4         4.1         5.1         0.6         3.6
                                                                 --------    --------    --------    --------    --------
          Operating income (loss) before special items           $   18.4    $  (13.2)   $   22.9    $    9.9    $   (1.2)
                                                                 ========    ========    ========    ========    ========

OTHER DATA:
Discontinued operations
    Sales:
          Elastomers and Performance Additives                   $  363.8    $   81.1    $   95.2    $   95.9    $   91.6
          Specialty Resins and Engineered Films                     242.9        53.6        61.9        66.9        60.5
          Softer                                                     70.0        14.2        17.8        21.1        16.9
                                                                 --------    --------    --------    --------    --------
                                                                 $  676.7    $  148.9    $  174.9    $  183.9    $  169.0
                                                                 ========    ========    ========    ========    ========

    Operating income (loss) before special items and
    excludes indirect costs retained in continuing operations:
          Elastomers and Performance Additives                   $   25.0    $    3.2    $    8.4    $    7.9    $    5.5
          Specialty Resins and Engineered Films                       9.5         0.9         0.3         4.5         3.8
                                                                 --------    --------    --------    --------    --------
                                                                 $   34.5    $    4.1    $    8.7    $   12.4    $    9.3
                                                                 ========    ========    ========    ========    ========

Reallocation of indirect costs of the discontinued
operations retained in continuing operations
income (expense):
          Performance Plastics                                   $   (9.1)   $   (2.5)   $   (2.4)   $   (1.6)   $   (2.6)
          Distribution                                               (2.7)       (0.7)       (0.7)       (0.5)       (0.8)
          Other                                                     (10.8)       (2.9)       (2.8)       (3.6)       (1.5)
          Elastomers and Performance Additives                       13.6         3.5         3.4         3.5         3.2
          Specialty Resins and Engineered Films                       9.0         2.6         2.5         2.2         1.7